UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 21, 2011

MERRIMAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) Direct Financial Obligation

On April 21, 2011, we conducted a second closing of the capital raise pursuant to a series of secured promissory notes (the “Secured Promissory Notes”) first closed on April 7, 2011.  In the second closing, we raised $300,000 from seven investors, one of whom is an employee of the Company’s subsidiary, Merriman Capital, Inc., pursuant to a series of secured promissory notes (the “Secured Promissory Notes”).  The Secured Promissory Notes are for a term of three years and provide for interest of Ten Percent (10.0%) per annum to be paid in cash quarterly.  Additional consideration was paid to the lenders at closing comprising warrants to purchase shares of the common stock of the Company at a price per share equal to $1.955 (the “Warrants”).  86 Warrants were issued for each $1,000 invested.  A total of 25,800 Warrants were issued.  The Warrants issued to the employee (“Insider Warrants”) provide that the Insider Warrants will not be exercisable unless first approved by the Company’s stockholders.  The Warrants were priced at a discount of Fifteen Percent (15%) from the closing consolidated bid price for the Company’s common stock on the date of the second closing.  This resulted in a lower strike price for the Warrants issued in the second closing than in the first closing.  Except for this difference, the terms received by investors in the second closing on April 21 were identical to those in the first closing on April 7.

We do not anticipate further closings of the Secured Promissory Note transaction.

Item 3.02	Unregistered Sales of Equity Securities.

The 25,800 Warrants described in section 2.03 above were issued and sold on April 21, 2011.  The Warrants were not sold for cash, but were additional consideration to induce investment in the Secured Promissory Notes.  The issuance of the Warrants was exempt from registration under the Securities Act of 1933 (the “Securities Act”), as amended, pursuant to the safe harbor contained in Rule 506 promulgated under Regulation D of the Securities Act.  There was no public solicitation and all of the investors were “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Warrants issued in the second closing are exercisable for shares of common stock of the Company at an exercise price of $1.955 per share.

Item 9.01(d)	Exhibits

10.53	Form of Secured Promissory Note dated April 21, 2011.

10.54	Form of Warrant dated April 21, 2011 issued to investors who are not officers, directors, consultants or employees of the Company.

10.55	Form of Insider Warrant dated April 21, 2011, issued to investors who are officers, directors, consultants or employees of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN HOLDINGS, INC.

Date: April 27, 2011	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer